Exhibit 99.1
POWDER RIVER BASIN OPERATIONS
INDEX TO FINANCIAL STATEMENTS

Independent Auditors’ Report
The Board of Directors
Western Gas Holdings, LLC (as general partner of Western Gas Partners, LP):
We have audited the accompanying balance sheets of Western Gas Partners, LP’s (the Partnership) Powder River Basin Operations, as defined in Note 1 to the financial statements, as of September 30, 2008 and December 31, 2007, and the related statements of income, parent net equity, and cash flows for the nine months ended September 30, 2008 and for the twelve months ended December 31, 2007 and 2006. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Partnership’s Powder River Basin Operations as of September 30, 2008 and December 31, 2007, and the results of its operations and its cash flows for the nine months ended September 30, 2008 and for the twelve months ended December 31, 2007 and 2006 in conformity with U.S. generally accepted accounting principles.
/s/ KPMG LLP
Houston, Texas
March 2, 2009

POWDER RIVER BASIN OPERATIONS
STATEMENTS OF INCOME

	Nine Months	Twelve Months	Twelve Months
	Ended	Ended	Ended
	September 30, 2008	December 31, 2007	December 31, 2006
		(in thousands)
Revenues – affiliates
Natural gas, natural gas liquids and condensate	$133,952	$139,097	$133,409
Gathering and processing of natural gas	—	52	120
Equity income and other	3,840	4,169	3,747

Total revenues – affiliates	137,792	143,318	137,276

Revenues – third parties
Natural gas, natural gas liquids and condensate	23	—	15
Gathering and processing of natural gas	390	336	472
Other sales	2	6	30

Total revenues – third parties	415	342	517

Total Revenues	138,207	143,660	137,793

Operating Expenses (a)
Cost of product	105,990	105,437	107,908
Operation and maintenance	8,695	8,373	6,576
General and administrative	2,035	3,579	3,163
Property and other taxes	191	397	311
Depreciation	4,461	7,101	3,031
Impairment	9,354	—	—

Total Operating Expenses	130,726	124,887	120,989

Operating Income	7,481	18,773	16,804

Interest income, net – affiliates	1,196	716	245
Other income (expense), net	—	(15)	—

Income Before Income Taxes	8,677	19,474	17,049

Income Tax Expense	3,037	6,816	5,967

Net Income	$5,640	$12,658	$11,082

(a)	Operating expenses include amounts charged by affiliates to the Partnership’s Powder River Basin operations, as defined in Note 1—Description of Business and Basis of Presentation, for services as well as amounts paid by affiliates to third parties on behalf of the Partnership’s Powder River Basin operations. Affiliate expenses do not bear a direct relationship to affiliate revenues and third-party expenses do not bear a direct relationship to third-party revenues. Cost of product expenses include product purchases from affiliates of $11.7 million, $13.5 million and $13.3 million for the nine months ended September 30, 2008 and for the twelve months ended December 31, 2007 and 2006, respectively. Operation and maintenance expenses include charges from affiliates of $2.2 million, $2.6 million and $3.8 million for the nine months ended September 30, 2008 and for the twelve months ended December 31, 2007 and 2006, respectively. General and administrative expenses include charges from affiliates of $2.0 million, $3.6 million and $3.2 million for the nine months ended September 30, 2008 and for the twelve months ended December 31, 2007 and 2006, respectively. See Note 3—Transactions with Affiliates.
See accompanying notes to the financial statements.

POWDER RIVER BASIN OPERATIONS
BALANCE SHEETS

	September 30,	December 31,
	2008	2007
	(in thousands)
ASSETS

Current Assets
Accounts receivable	$48	$669
Inventory	1,796	777

Total current assets	1,844	1,446

Property, Plant and Equipment
Cost	149,350	157,227
Less accumulated depreciation	13,327	9,071

Net property, plant and equipment	136,023	148,156

Equity investment	18,741	10,511
Goodwill	7,564	7,564

Total Assets	$164,172	$167,677

LIABILITIES AND PARENT NET EQUITY

Current Liabilities
Accounts payable	$125	280
Accrued ad valorem taxes	191	198
Accrued liabilities	216	182

Total current liabilities	532	660

Long-Term Liabilities
Deferred income taxes	51,701	52,844
Asset retirement obligations	4,704	3,349

Total long-term liabilities	56,405	56,193

Total Liabilities	56,937	56,853

Commitments and Contingencies (Note 9)

Parent Net Equity	107,235	110,824

Total Liabilities and Parent Net Equity	$164,172	$167,677

See accompanying notes to the financial statements.

POWDER RIVER BASIN OPERATIONS
STATEMENTS OF PARENT NET EQUITY

Parent Net
Investment
(in thousands)
Balance at December 31, 2005	$12,543

Net income	11,082
Net advance to parent	(9,302)
Allocation of purchase price	99,724

Balance at December 31, 2006	114,047

Net income	12,658
Net advance to parent	(15,881)

Balance at December 31, 2007	110,824

Net income	5,640
Net advance to parent	(9,229)

Balance at September 30, 2008	$107,235

See accompanying notes to the financial statements.

POWDER RIVER BASIN OPERATIONS
STATEMENTS OF CASH FLOWS

	Nine Months	Twelve Months	Twelve Months
	Ended	Ended	Ended
	September 30, 2008	December 31, 2007	December 31, 2006
		(in thousands)
Cash Flow from Operating Activities
Net income	$5,640	$12,658	$11,082
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and accretion	4,461	7,101	3,031
Impairment	9,354	—	—
Deferred income taxes	(1,143)	(1,595)	(742)
Equity earnings, net, in excess of distributions received	(135)	(1,856)	(1,725)
Changes in assets and liabilities:
Decrease in accounts receivable	621	114	208
(Increase) decrease in inventory	(1,019)	313	227
Increase (decrease) in accounts payable and accrued liabilities	(145)	78	(2,126)
Increase in other items, net	1	15	53

Net cash provided by operating activities	17,635	16,828	10,008

Cash Flow from Investing Activities
Capital expenditures	(506)	(947)	(707)
Proceeds from sale of assets	195	—	—
Investment in equity affiliate	(8,095)	—	—

Net cash (used) in investing activities	(8,406)	(947)	(707)

Cash Flow from Financing Activities
Net advance to parent	(9,229)	(15,881)	(9,302)

Net cash (used in) financing activities	(9,229)	(15,881)	(9,302)

Net (Decrease) in Cash	—	—	(1)
Cash at Beginning of Period	—	—	1

Cash at End of Period	$—	$—	$—

Additions to net assets from the application of purchase accounting	$—	$—	$99,724
See accompanying notes to the financial statements.

Notes to financial statements of the Powder River Basin operations
1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION
The accompanying financial statements and related notes present the financial position, results of operations, cash flows and parent net equity of certain midstream assets acquired by Western Gas Partners, LP (the “Partnership”) from Anadarko Petroleum Corporation. Specifically, the acquisition consisted of: (i) a 100% ownership interest in the Hilight System, (ii) a 50% interest in the Newcastle System and (iii) a 14.81% limited liability company membership interest in Fort Union Gas Gathering, L.L.C. (“Fort Union”). These assets are referred to collectively as the Powder River Basin operations. See Note 10—Subsequent Events, for more information.
The Powder River Basin operations provide a combination of gathering, compression, treating and processing services in the Powder River Basin of Wyoming. Anadarko Petroleum Corporation acquired the Powder River Basin operations in connection with its August 23, 2006 acquisition of Western Gas Resources, Inc. (“Western”). For purposes of these financial statements, the “Partnership” refers to Western Gas Partners, LP and its consolidated subsidiaries, “Anadarko” refers to Anadarko Petroleum Corporation and its consolidated subsidiaries, excluding the Partnership, “Western” refers to Western Gas Resources, Inc. and its consolidated subsidiaries prior to Anadarko’s acquisition of Western and “Parent” refers to Western for periods prior to August 23, 2006 and to Anadarko for periods including and subsequent to August 23, 2006.
These financial statements were prepared in connection with the Partnership’s acquisition of the Powder River Basin operations from Anadarko and incorporate the activities and account balances of the Powder River Basin operations as reflected in the historical cost-basis accounts of the Parent with certain adjustments made in order to reasonably reflect substantially all of the costs of doing business. These adjustments required the use of management’s assumptions, allocations and estimates.
These accompanying financial statements and notes thereto were prepared for the purpose of complying with Securities Exchange Commission (the “SEC”) rules and regulations, including but not limited to Regulation S-X, Article 3, General Instructions as to Financial Statements, and Staff Accounting Bulletin (“SAB”) Topic 1-B, Allocation of Expenses and Related Disclosures in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity. Certain expenses incurred by the Parent were only indirectly attributable to the Powder River Basin operations. In connection with the acquisition of the Powder River Basin operations by the Partnership, agreements between Anadarko and the Partnership became effective for the Powder River Basin operations on December 1 or December 19, 2008. These agreements materially affected certain items of the Powder River Basin operations, primarily general and administrative expense and settlements of affiliate-based transactions. In addition, effective on December 19, 2008, the Powder River Basin operations will be consolidated by the Partnership, which generally is not subject to federal or state income tax, thereby eliminating the applicability of entity-level federal income taxation for income attributable to the Powder River Basin operations. Accordingly, these financial statements may not necessarily be indicative of the actual results of operations that would have occurred if the Powder River Basin operations had been operated separately during the periods reported and are not indicative of future operations. Financial results for the Powder River Basin operations for the nine months ended September 30, 2008 are not necessarily indicative of the results for the full year ended December 31, 2008. Transactions between the Powder River Basin operations and the Parent have been identified in the financial statements as transactions between affiliates. The allocations and related estimates and assumptions are more fully described in Note 2—Summary of Significant Accounting Policies and Note 3—Transactions with Affiliates.
The information furnished herein reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair statement of financial position as of September 30, 2008 and December 31, 2007 and for the results of operations, changes in parent net equity and cash flows for the nine months ended September 30, 2008 and for the twelve months ended December 31, 2007 and 2006.

Notes to financial statements of the Powder River Basin operations
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Use of estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the notes thereto. Also, certain amounts in the accompanying financial statements have been allocated in a manner that management considers to be reasonable and consistent in order to report the historical financial position, results of operations and cash flows of the Powder River Basin operations on a stand-alone basis. Actual results could differ materially from those estimates.
Effects on the Powder River Basin operations’ business, financial position and results of operations resulting from revisions to estimates are recognized when the facts that give rise to the revision become known. Changes in facts and circumstances or discovery of new facts or circumstances may result in revised estimates and actual results may differ from these estimates.
Inventory
The cost of natural gas and natural gas liquids (“NGLs”) inventories are determined by the weighted average cost method on a location-by-location basis. Inventory is accounted for at the lower of weighted average cost or market.
Property, plant and equipment
Property, plant and equipment is stated at historical cost less accumulated depreciation. All construction-related direct labor and material costs are capitalized. The cost of renewals and betterments that extend the useful life of property, plant and equipment is also capitalized. The cost of repairs, replacements and major maintenance projects which do not extend the useful life or increase the expected output of property, plant and equipment is expensed as incurred.
Depreciation is computed over the asset’s estimated useful life using the straight-line method, based on estimated useful lives and salvage values of assets. Uncertainties that may impact these estimates include, among others, changes in laws and regulations relating to restoration and abandonment requirements, economic conditions and supply and demand in the area where the assets are located. Subsequent events could cause a change in estimates, thereby impacting future depreciation amounts.
Management evaluates its ability to recover the carrying amount of its long-lived assets and determines whether its long-lived assets have been impaired. Impairment exists when the carrying amount of an asset exceeds estimates of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying amount of the long-lived asset is not recoverable, based on the estimated future undiscounted cash flows, the impairment loss is measured as the excess of the asset’s carrying amount over its estimated fair value, such that the asset’s carrying amount is adjusted to its estimated fair value with an offsetting charge to impairment expense.
Fair value represents the estimated price between market participants to sell an asset in the principal or most advantageous market for the asset, based on assumptions a market participant would make. When warranted, management assesses the fair value of long-lived assets using commonly accepted techniques and may use more than one source in making such assessments. Sources used to determine fair value include, but are not limited to, recent third-party comparable sales, internally developed discounted cash flow analyses and analyses from outside advisors. Significant changes, such as changes in commodity prices, the condition of an asset, or management’s intent to utilize the asset, generally require management to reassess the cash flows related to long-lived assets.
A long-lived asset impairment of $9.4 million was recognized in these financial statements during the nine months ended September 30, 2008 in connection with the shut-in of a plant in the Hilight System. No impairment expense was recognized for the twelve months ended December 31, 2007 or 2006.

Notes to financial statements of the Powder River Basin operations
Equity-Method Investments
The Powder River Basin operations include a non-controlling interest in Fort Union, which owns gathering and treating systems. Fort Union is a partnership among Copano Pipelines/Rocky Mountains, LLC (37.04%), Crestone Powder River L.L.C. (37.04%), Bargath, Inc. (11.11%) and the Partnership (14.81%). The Parent is the field and construction manager for Fort Union. Certain business decisions, including, but not limited to, decisions with respect to significant expenditures or contractual commitments, annual budgets, material financings, dispositions of assets or amending the owners’ firm gathering agreements, require 65% or unanimous approval of the owners.
The investment in Fort Union is accounted for under the equity method of accounting. The investment balance at September 30, 2008 includes $3.0 million for the purchase price allocated to the investment in Fort Union in excess of Western’s historic cost basis. This balance was attributed to the difference between the fair value and book value of Fort Union’s gathering and treating facilities and is being amortized over the remaining life of those facilities.
Management evaluates its equity-method investment for impairment whenever events or changes in circumstances indicate that the carrying value of such investment may have experienced a decline in value or the amortization period for the investment balance attributed to the difference between the fair value and book value of Fort Union’s facilities should be adjusted. The impairment test considers whether the equity investment as a whole, and not the underlying net assets, has declined and whether the decline is other than temporary. When evidence of loss in value has occurred, management compares the estimated fair value of the investment to the carrying value of the investment to determine whether the investment has been impaired. Management assesses the fair value of equity-method investments using commonly accepted techniques and may use more than one method, including, but not limited to, recent third party comparable sales and discounted cash flow models. If the estimated fair value is less than the carrying value, the excess of the carrying value over the estimated fair value is recognized as a charge to impairment expense.
Goodwill
Goodwill included in the financial statements represents the portion of Anadarko’s gathering and processing reporting unit goodwill attributed to the Powder River Basin operations acquired by the Partnership. Management evaluates whether goodwill has been impaired annually, unless facts and circumstances make it necessary to test more frequently. Goodwill impairment assessment is a two-step process. Step one focuses on identifying a potential impairment by comparing the fair value of the reporting unit with the carrying amount of the reporting unit. If the fair value of the reporting unit exceeds its carrying amount, no further action is required. However, if the carrying amount of the reporting unit exceeds its fair value, goodwill is written down to the implied fair value of the goodwill through a charge to impairment expense based on a hypothetical purchase price allocation.
No goodwill impairment has been recognized in these financial statements.
Asset retirement obligations
Management recognizes a liability based on the estimated costs of retiring tangible long-lived assets. The liability is recognized at the fair value measured using expected discounted future cash outflows of the asset retirement obligation when the obligation originates, which generally is when an asset is acquired or constructed. The carrying amount of the associated asset is increased commensurate with the liability recognized. Accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value. Subsequent to the initial recognition, the liability is adjusted for any changes in the expected value of the retirement obligation (with corresponding adjustments to property, plant and equipment) and for accretion of the liability due to the passage of time, until the obligation is settled. If the fair value of the estimated asset retirement obligation changes, an adjustment is recorded for both the asset retirement obligation and the associated asset carrying amount. Revisions in estimated asset retirement obligations may result from changes in estimated inflation rates, discount rates, retirement costs and the estimated timing of settling asset retirement obligations.

Notes to financial statements of the Powder River Basin operations
Revenue recognition
Approximately 81% of the Hilight System’s and Newcastle System’s gross margin, or gathering and processing revenues less product purchases, for the nine months ended September 30, 2008 was realized under percent-of-proceeds agreements. Producers’ wells are connected to the Hilight and Newcastle gathering systems for delivery of natural gas to the systems’ processing plants, where the natural gas is processed to extract NGLs. In some areas, where no processing is required, the producers’ gas is gathered, compressed and delivered to pipelines for market delivery. Except for volumes taken in-kind by certain producers, an affiliate of the Parent sells the residue gas and extracted NGLs at the Hilight System and Newcastle System. Processors receive a specified percentage of the net proceeds from the sale of residue gas and NGLs. Revenue is recognized when the residue gas or NGLs are sold and the related product purchases are recorded as a percentage of the product sale. Certain percent-of-proceeds contracts also include a gathering fee in which the producer pays a fixed fee based on the volume and thermal content of the natural gas gathered or compressed. Gathering fees are recognized at the time the service is performed.
A nominal amount of the Hilight System’s and Newcastle System’s gross margin for the nine months ended September 30, 2008 was realized under contracts with ‘keep-whole’ arrangements or wellhead purchase contracts. Under the keep-whole contracts, NGLs recovered by the processing facility are retained and sold. Producers are kept whole through the receipt of a Btu-equivalent volume of residue gas at the tailgate of the plant. The keep-whole contract conveys an economic benefit to the processor when the individual values of the NGLs are greater as liquids than as a component of the natural gas stream; however, the processor is adversely impacted when the values of the NGLs are lower as liquids than as a component of the natural gas stream. Revenue is recognized from the sale of residue gas and NGLs upon transfer of title.
Condensate is recovered from the natural gas stream, both in the field and during processing in the plant, and is retained and sold. Depending upon specific contract terms, proceeds from condensate sales are either retained by the gatherer or processor or are credited to the producer. Revenue is recognized from the sale of condensate upon transfer of title.
Proceeds from the sale of residue gas, NGLs and condensate are recorded in natural gas, natural gas liquids and condensate revenues in the statements of income and the fixed-fee component of percent-of-proceeds gathering and processing contracts is reported in gathering and processing of natural gas revenues in the statements of income.
Natural gas imbalances
The balance sheets include natural gas imbalance receivables or payables resulting from differences in gas volumes received into the Hilight System and Newcastle System and gas volumes delivered by the Hilight System and Newcastle System to customers. Natural gas imbalances that are subject to tariffs are valued at market index prices, as of the balance sheet dates, and are subject to cash settlement procedures. Other natural gas imbalances valued at the weighted average cost of natural gas as of the balance sheet dates are settled in-kind. As of September 30, 2008 and December 31, 2007, there were no natural gas imbalance receivables or payables.
Environmental expenditures
Environmental expenditures related to conditions caused by past operations that do not generate current or future revenues are expensed. Environmental expenditures related to operations that generate current or future revenues are expensed or capitalized, as appropriate. Liabilities are recorded when the necessity for environmental remediation becomes probable and the costs can be reasonably estimated, or when other potential environmental liabilities are probable and may be reasonably estimated.
Cash
The Parent provided cash as needed to support the Powder River Basin operations and collected the cash from sales of the Powder River Basin operation’s natural gas, NGLs and condensate. Consequently, the accompanying balance sheets do not include any cash balances. Please see Note 3—Transactions with Affiliates for information on the Parent’s centralized cash management process. Net cash paid to the Parent for the Powder River Basin operations is reflected as net advances to parent on the accompanying statements of parent net equity and cash flows.

Notes to financial statements of the Powder River Basin operations
Fair value of financial instruments
Financial instruments included in the accompanying financial statements include accounts receivable. The carrying value of accounts receivable approximates its fair value due to the short-term nature of these assets.
Bad-debt reserve
Substantially all of the natural gas, NGLs and condensate from the Powder River Basin operations are sold to the Parent. Management analyzes its exposure to bad debt on a customer-by-customer basis for the Powder River Basin operation’s third-party accounts receivable and may establish credit limits for significant third-party customers. There were no amounts recorded for bad-debt reserves for the Powder River Basin operations at September 30, 2008 or December 31, 2007.
Income taxes
The Powder River Basin operations do not constitute a separate legal entity subject to income tax. The Parent files various United States federal and state income tax returns. Deferred federal and state income taxes are provided on temporary differences between the financial statement carrying amounts of recognized assets and liabilities and their respective tax bases as if tax returns were filed for the Powder River Basin operations as a stand-alone entity.
Earnings per share
During the periods presented, the Powder River Basin operations were included in the Parent’s consolidated financial statements. Accordingly, earnings per share are not presented.
New accounting standards
The following new accounting standards were adopted by the Parent during the nine months ended September 30, 2008 or during the twelve months ended December 31, 2007 or 2006:
Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN 48”). In July 2006, the FASB issued FIN 48 and it became effective January 1, 2007 for the Powder River Basin operations. FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing the recognition threshold that a tax position is required to meet before any part of the benefit of that position may be recognized in the financial statements. It also provides guidance on the measurement of the income tax benefit associated with uncertain tax positions, derecognition, classifications, interest and penalties, accounting in interim periods and disclosure. Additionally, in May 2007, the FASB published FASB Staff Position No. FIN 48-1, Definition of Settlement in FASB Interpretation No. 48 (“FSP FIN 48-1”). FSP FIN 48-1 is an amendment to FIN 48 and it clarifies how an enterprise should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. FSP FIN 48-1 was effective upon the initial adoption of FIN 48, and therefore was effective January 1, 2007. The adoption of FIN 48 and FSP FIN 48-1 did not have an impact on the Powder River Basin operation’s results of operations, cash flows or financial position.
Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements (“SFAS 157”). In September 2006, the FASB issued SFAS 157, which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements. However, in some cases, the application of SFAS 157 changed the historical practice for measuring fair values under other accounting pronouncements that require or permit fair value measurements. As originally issued, SFAS 157 was effective as of January 1, 2008 and must be applied prospectively, except in certain cases, to the Powder River Basin operations. The FASB issued FSP FAS 157-2, Effective Date of FASB Statement No. 157, which delayed the effective date of SFAS 157 to January 1, 2009 for nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). SFAS 157 was effective January 1, 2008 for the Powder River basin operations. Adoption of SFAS 157

Notes to financial statements of the Powder River Basin operations did not have a material impact on the Powder River Basin operation’s results of operations, cash flows or financial position.
Recently issued accounting standards not yet adopted
The following new accounting standards have been issued, but had not been adopted as of September 30, 2008:
As described above, SFAS 157 for nonfinancial assets and nonfinancial liabilities is effective on January 1, 2009 and is not expected to have a material impact on the Powder River Basin operation’s results of operations, cash flow or financial position.
Emerging Issues Task Force (“EITF”) Issue No. 08-6, Accounting for Equity Method Investments Considerations (“EITF 08-6”). In November 2008, the EITF issued EITF 08-6, which clarifies that an equity method investor is required to continue to recognize an other-than-temporary impairment of their investment in accordance with Accounting Principles Board Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. Also, an equity method investor should not separately test an investee’s underlying assets for impairment. However, an equity method investor should recognize their share of an impairment charge recorded by an investee. EITF 08-6 will be effective for the Powder River Basin’s operations on a prospective basis on January 1, 2009 and for interim periods beginning with the first quarter of 2009.
3. TRANSACTIONS WITH AFFILIATES
Affiliate transactions
The Powder River Basin operations sell residue gas, NGLs and condensate to the Parent, resulting in affiliate transactions. The Powder River Basin operations’ expenditures are paid by the Parent, which also results in affiliate transactions. In addition, contributions to and distributions from Fort Union were paid or received by the Parent, resulting in affiliate transactions. Unlike transactions with third parties that settle in cash, settlement of these affiliate transactions occurred on a net basis through an adjustment to parent net equity. Interest on the amounts settled through parent net equity was estimated for purposes of these financial statements and was computed based on an interest rate equal to the Parent’s weighted average cost of capital.
Cash management
The Parent operates a cash management system whereby excess cash from most of its subsidiaries, held in separate bank accounts, is swept into a centralized account. Sales and purchases related to the Powder River Basin operation’s third-party transactions were received or paid in cash by the Parent within the centralized cash management system and were ultimately settled through an adjustment to parent net equity.
Allocation of costs
For the purpose of these financial statements, a portion of the Parent’s general and administrative expenses have been allocated to the Powder River Basin operations in the form of a management services fee and included in the accompanying statements of operations for each of the periods presented. The management services fee represents allocable costs associated with the provision of services for or on the behalf of the Powder River Basin operations by the Parent related to the following: (i) various business services, including but not limited to, payroll, accounts payable and facilities management, (ii) various corporate services, including, but not limited to, legal, accounting, treasury, information technology and human resources and (iii) compensation, benefit and pension and post-retirement costs. General, administrative and management costs were allocated to the Powder River Basin operations based on its proportionate share of the Parent’s assets and revenues. Management considers these allocation methodologies to be reasonable.
The Powder River Basin operations do not have any employees. The employees supporting the operations of the Powder River Basin operations are employees of Anadarko. Anadarko charges the Powder River Basin operations its allocated share of personnel costs, including costs associated with Anadarko’s non-contributory defined pension

Notes to financial statements of the Powder River Basin operations and postretirement plans and defined contribution savings plan, through the management services fee described above.
Guarantee of affiliate debt
In December 2007, Anadarko, along with an entity formed by a group of third-party investors, formed Trinity Associates, LLC (“Trinity”). Trinity extended a $2.2 billion loan to WGR Asset Holding Company LLC (“WGR Asset Holdings”), a subsidiary of Anadarko. Western Gas Wyoming, L.L.C. (“WG Wyoming”), which owns the 14.81% membership interest in Fort Union and which was contributed to the Partnership on December 19, 2008, was a subsidiary of WGR Asset Holdings prior to its contribution to the Partnership. On February 16, 2008, WG Wyoming, along with other WGR Asset Holdings subsidiaries, became joint and several guarantors of the $2.2 billion loan. The principal amount due from WGR Asset Holdings to Trinity under the loan was $1.8 billion as of September 30, 2008. See Note 10—Subsequent Events.
Summary of affiliate transactions
The following table summarizes affiliate transactions. Affiliate expenses do not bear a direct relationship to affiliate revenues. Accordingly, the Powder River Basin operation’s affiliate expenses are not those expenses necessary for generating affiliate revenues. Operating expenses include all amounts accrued for or paid to affiliates for the operation of the Hilight System and Newcastle System, whether in providing services to affiliates or to third parties, including field labor, measurement and analysis and other disbursements. Affiliate transactions and other payments made to or received from the Parent were settled through an adjustment to parent net equity.

	Nine Months	Twelve Months	Twelve Months
	Ended	Ended	Ended
	September 30,	December 31,	December 31,
	2008	2007	2006
	(in thousands)
Affiliate transactions
Revenue – affiliates	$(137,792)	$(143,318)	$(137,276)
Operating expenses – affiliates	15,925	19,717	20,264
Interest income, net – affiliates	(1,196)	(716)	(245)

4. INCOME TAXES

Components of the Powder River Basin operation’s income tax expense are as follows:

	Nine Months	Twelve Months	Twelve Months
	Ended	Ended	Ended
	September 30,	December 31,	December 31,
	2008	2007	2006
	(in thousands)
Federal current income taxes	$4,180	$8,411	$6,709
Federal deferred income taxes	(1,143)	(1,595)	(742)

Total income tax expense	$3,037	$6,816	$5,967

Notes to financial statements of the Powder River Basin operations
The following table summarizes the Powder River Basin operation’s effective tax rate:

	Nine Months Ended	Twelve Months Ended	Twelve Months Ended
	September 30, 2008	December 31, 2007	December 31, 2006

	(in thousands, except percentages)
Income before income taxes	$8,677	$19,474	$17,049
Income tax expense	$3,037	$6,816	$5,967
Effective tax rate	35%	35%	35%

The tax effects of temporary differences that give rise to deferred tax liabilities are as follows:

		September 30,	December 31,
		2008	2007
		(in thousands)
Depreciable properties		$46,612	$49,761
Investment in equity investee		5,089	3,083

Total net deferred income tax liabilities		$51,701	$52,844

5. CONCENTRATION OF CREDIT RISK

All of the throughput volumes for the Hilight System and Newcastle System are from third-party producers. However, because substantially all natural gas, NGLs and condensate are sold to the Parent’s marketing affiliate, substantially all revenues are affiliate revenues. Anadarko was the only customer from whom revenues exceeded 10% of the Powder River Basin operation’s revenues for the nine months ended September 30, 2008 and for the twelve months ended December 31, 2007. Anadarko and Western were the only customers from whom revenues exceeded 10% of the Powder River Basin operation’s revenues for the twelve months ended December 31, 2006. The percentage of revenues from Anadarko, Western and the Powder River Basin operation’s other customers are as follows:

	Nine Months Ended	Twelve Months Ended	Twelve Months Ended
Customer	September 30, 2008	December 31, 2007	December 31, 2006
Anadarko	97%	97%	33%
Western	—	—	64%
Other	3%	3%	3%

Total	100%	100%	100%

Notes to financial statements of the Powder River Basin operations
6. PROPERTY, PLANT AND EQUIPMENT
A summary of the historical cost of the Hilight System and Newcastle System’s property, plant and equipment is as follows:

	Estimated	September 30,	December 31,
	useful life	2008	2007
	(in thousands, except for estimated useful life)
Land	n/a	$179	$179
Gathering and processing systems	5 to 38 years	148,690	156,906
Assets under construction	n/a	434	94
Other	15 to 28 years	47	48

Total property, plant and equipment		149,350	157,227
Accumulated depreciation		(13,327)	(9,071)

Total net property, plant and equipment		$136,023	$148,156

The cost of property classified as “Assets under construction” is excluded from capitalized costs being depreciated. These amounts represent property elements that are works-in-progress and not yet suitable to be placed into productive service as of the balance sheet dates.
7. INVESTMENT IN EQUITY AFFILIATE
The investment in Fort Union included in the accompanying financial statements at September 30, 2008 and December 31, 2007 was $18.7 million and $10.5 million, respectively. The proportionate share of Fort Union’s net assets exceeded the investment in Fort Union by $3.2 million as of September 30, 2008.
At September 30, 2008, Fort Union had expansion projects under construction and had project financing debt of $121.2 million outstanding. Fort Union’s lender has a lien on the Parent’s interest in Fort Union.
The Fort Union investment is accounted for using the equity method of accounting. Investment earnings from Fort Union, net of investment amortization, are reported in equity income and other revenues — affiliates in the statement of income. The following table provides a summary of the results of operations and financial position of Fort Union as well as Powder River Basin operation’s recorded equity income, net of investment amortization.

	Nine Months	Twelve Months	Twelve Months
	Ended	Ended	Ended
	September 30,	December 31,	December 31,
	2008	2007	2006
	(in thousands)
Fort Union’s Results of Operations
Revenues	$37,904	$34,245	$30,988
Operating income	30,862	28,864	26,777
Net income	26,475	25,906	25,074

Parent’s equity income, net	$3,840	$4,018	$3,605

	September 30,	December 31,	December 31,
	2008	2007	2006
	(in thousands)
Fort Union’s Financial Position
Current assets	$16,392	$12,812	$11,820
Long-term assets	216,668	141,430	51,497
Current liabilities	23,642	22,895	12,267
Long-term liabilities	104,540	87,357	14,866

Notes to financial statements of the Powder River Basin operations
8. ASSET RETIREMENT OBLIGATIONS
The following table provides a summary of changes in asset retirement obligations. Revisions in estimates for periods presented relate primarily to revisions of discount rates and inflation rates.

	Nine Months	Twelve Months	Twelve Months
	Ended	Ended	Ended
	September 30,	December 31,	December 31,
	2008	2007	2006
	(in thousands)
Carrying amount of asset retirement obligations at beginning of period	$3,349	$3,154	$2,568
Additions	1,149	—	—
Accretion expense	206	195	170
Revisions in estimates	—	—	416

Carrying amount of asset retirement obligations at end of period	$4,704	$3,349	$3,154

9. COMMITMENTS AND CONTINGENCIES
Environmental
The Powder River Basin operations are subject to federal, state and local regulations regarding air and water quality, hazardous and solid waste disposal and other environmental matters. Management believes there are no such matters that will have a material adverse effect on the Powder River Basin operations’ results of operations, cash flows or financial position.
Litigation and legal proceedings
From time to time, the Powder River Basin operations are involved in legal, tax, regulatory and other proceedings in various forums regarding performance, contracts and other matters that arise in the ordinary course of business. Management is not aware of any such proceedings for which a final disposition could have a material adverse effect on the Powder River Basin operations’ results of operations, cash flows or financial position.
10. SUBSEQUENT EVENTS
Acquisition of Powder River Basin operations by Western Gas Partners, LP
On December 19, 2008, the Partnership closed the transactions contemplated by the Contribution Agreement dated November 11, 2008 (the “Contribution Agreement”) pursuant to which the Partnership acquired the Powder River Basin operations from Anadarko for consideration consisting of $175 million cash, 2,556,891 common units and 52,181 general partner units of the Partnership. The Partnership financed the cash portion of the consideration by borrowing $175 million from Anadarko pursuant to the terms of a 5-year term loan agreement. All of the parties to the Contribution Agreement are subsidiaries or affiliates of Anadarko.
Agreements with Anadarko
From and after the closing of the Contribution Agreement and related transactions, the Powder River Basin operations are subject to the terms and conditions of various agreements between the Partnership and Anadarko, including:
•	an Omnibus agreement which provides for certain indemnifications, reimbursement for expenses paid by Anadarko on behalf of the Partnership and compensation to Anadarko for providing the partnership with certain general and administrative services and insurance coverage;

Notes to financial statements of the Powder River Basin operations
•	a services and secondment agreement pursuant to which specified employees of Anadarko are seconded to the general partner to provide operating, routine maintenance and other services with respect to the assets owned and operated by the Partnership under the direction, supervision and control of the general partner;
•	a tax sharing agreement pursuant to which the Partnership will reimburse Anadarko for the Partnership’s share of Texas margin tax borne by Anadarko as a result of the Powder River Basin operation’s results being included in a combined or consolidated tax return filed by Anadarko with respect to periods subsequent to December 19, 2008; and
•	other routine agreements with Anadarko or its subsidiaries that arise in the ordinary course of business for gathering, processing, treating and compression services and other operational matters.
Change in tax status
From and after closing of the Contribution Agreement, the Powder River Basin operations will be consolidated by the Partnership, which generally is not subject to federal income tax, thereby eliminating the applicability of entity-level federal income taxation for income attributable to the Powder River Basin operations.
Affiliated balances subsequent to acquisition close
In connection with the closing of the Contribution Agreement, net affiliate balances with Anadarko were distributed to the direct parent of the Powder River Basin operations. Subsequent to December 19, 2008, no interest is charged or earned on affiliate balances other than balances associated with loan agreements.
Release of guarantee of Anadarko debt
As of September 30, 2008, WG Wyoming and other Anadarko subsidiaries were joint and several guarantors of WGR Asset Holding’s $1.8 billion loan. WG Wyoming’s obligations related to this guarantee were released in connection with the closing of the acquisition of the Powder River Basin operations.